Exhibit 99.1

November 22, 2010

Company Press Release

Source:	Otix Global, Inc.

Contact:	Sam Westover	Michael Halloran
	Chairman and CEO	Vice President and CFO
	(801) 312-1700	(801) 312-1717

OTIX GLOBAL SHAREHOLDERS APPROVE MERGER WITH
WILLIAM DEMANT HOLDING A/S

Salt Lake City, Utah, November 22, 2010 -- Otix Global, Inc. (Otix) (NASDAQ: OTIX) announced today that its shareholders voted to approve the Agreement and Plan of Merger dated September 13, 2010 between Otix and William Demant Holding A/S (WDH), as subsequently amended on October 6, 2010 and October 14, 2010 (the merger agreement).  The merger agreement provides that WDH will acquire all the outstanding common stock of Otix. Of the shares voted, approximately 99.5% voted in favor of the proposal to adopt the merger agreement, which represented approximately 68.3% of the total outstanding shares as of October 18, 2010, the record date.

Under the terms of the merger agreement, Otix shareholders will receive $11.01 in cash for each share of Otix common stock they own. Completion of the merger remains subject to clearance pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. Subject to the satisfaction of these conditions, the merger is expected to close within the next week.

ABOUT OTIX GLOBAL:

Otix Global designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

Any statements in this press release about future expectations, plans and prospects for Otix, including statements about the expected timetable for consummation of the proposed transaction among WDH and Otix, and any other statements about WDH’s or Otix’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond the control of WDH and Otix. Risks and uncertainties that could cause results to differ from expectations include: the merger may not be approved by the United States Federal Trade Commission or the United States Department of Justice; the merger agreement may be terminated according to its terms prior to the finalization of the merger; the announcement of the pending merger with WDH may have a significant and deleterious effect on our business; the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the merger; uncertainties as to the timing of the merger; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, banking partners, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of WDH and Otix; transaction costs; actual or contingent liabilities; or other risks and uncertainties described in the section titled “Risk Factors” in Otix’s Annual Report on Form 10-K for the year ended December 31, 2009, and in Otix’s 10-Q for the quarter ended September 30, 2010, as filed by Otix with the Securities and Exchange Commission, and described in other filings made by Otix from time to time with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.